Exhibit 99.1

IT Tech Packaging, Inc. Announces Third Quarter 2019 Financial Results

Continued Improvement in Margin and Profitability,

Strong Growth in Sales Volume, Net Income and Operating Income, with Increases of 53%, 266% and 313%, Respectively, in Q3 2019, Reached the Highest Level Since Q4 2016

Company to Host Earnings Conference Call on Friday, November 8, 2019, at 8:00 am EST

BAODING, China, November 7, 2019 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the third quarter ended September 30, 2019.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “We are pleased to report solid financial results for the third quarter of 2019 with 53.2% increases in sales volume across all three product categories, which reached the highest level since the fourth quarter of 2016. With continued turnarounds and recovery of the operation, we grew our top line by 23.3% and delivered 313.3%growth in operating income, in the third quarter of 2019, and tissue paper and offset printing paper products generated $1.6 million and $7.0 million revenues, respectively. With 326.8% and 266.4% growth in overall gross profit and net income, respectively, our margins and profitability improved significantly in the recorded quarter thanks to continued increase in sales volume for all products as well as decreases in cost of materials and operating expenses. Looking ahead, we expect that the stable order trend will continue to carry over into the rest of the year and 2020.”

Third Quarter 2019 Unaudited Financial Results

	For the Three Months Ended September 30,
($ millions)	2019	2018	% Change
Revenues	32.94	26.72	23.3%
Regular Corrugating Medium Paper (“CMP”)*	19.33	19.22	0.6%
Light-Weight CMP**	5.02	6.85	-26.8%
Offset Printing Paper	7.04	0.66	973.5%
Tissue Paper Products	1.55	0.00	NM

Gross profit	5.37	1.26	326.8%
Gross profit (loss) margin	16.3%	4.7%	11.6 pp ***
Regular Corrugating Medium Paper (“CMP”)*	14.7%	4.9%	9.8 pp ***
Light-Weight CMP**	15.9%	5.1%	10.8 pp ***
Offset Printing Paper	33.3%	-3.3%	36.6 pp ***
Tissue Paper Products	-38.9%	NM	NM

Operating income (loss)	3.35	-1.57	313.3%
Net income	2.34	-1.40	266.4%
EBITDA	7.11	1.89	276.2%
Basic and Diluted earnings (loss) per share	0.11	-0.07	257.1%

*	Products from PM6
**	Products from PM1
***	pp represents percentage points

●	Total sales volume of CMP, offset printing paper and tissue paper products increased by 53.2% to 72,246 tonnes, reaching record highs since the fourth quarter 2016
●	Revenue increased by 23.3% to $32.9 million, primarily attributable to increase in sales volume of corrugating medium paper (“CMP”), offset printing paper and tissue paper products, partially offset by the decreases in average selling prices (ASP) for both CMP and offset printing paper
●	Gross profit increased significantly by 326.8% to $5.4 million. Gross margin increased by 11.6 percentage point to 16.3%. The increase in gross profit were primarily due to the decrease in average cost of sales per tonne for CMP and offset printing paper, which was attributable to the lower average unit purchase costs of recycled paper board and recycled white scrap paper used as raw material for CMP products and offset printing paper products. Gross margins over regular CMP , Light-Weight CMP products and offset printing paper product increased to 14.7%, 15.9% and 33.3%, respectively
●	Income from operations increased by 313.3% to $3.3 million, compared to loss from operations of $1.6 million for the same period of last year
●	Net income was $2.3 million, an increase of 3.7 million, or 266.4%, from net loss of $1.4 million for the same period of last year. Earnings per basic and diluted share was $0.11, compared to loss per basic and diluted share of $0.07 , for the same period of last year
●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 276.2% to $7.1 million

Revenue

For the third quarter of 2019, total revenue increased by $6.2 million, or 23.3%, to $32.9 million from $26.7 million for the same period of last year. The increase in total revenue was mainly due to increases in sales volume of CMP products, offset printing paper and tissue paper products, partially offset by the decreases in average selling prices (ASP) for both CMP products and offset printing paper. Total sales volume of CMP, offset printing paper and tissue paper products during the period increased by 53.2% to 72,246 tonnes, compared to 47,149 tonnes sold during the same period of 2018.

The following table summarizes revenue, volume and ASP by product for the third quarter of 2019 and 2018, respectively:

	2019			2018
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	19,332	47,487	407	19,219	33,928	566
Light-Weight CMP	5,017	12,721	394	6,850	12,319	556
Offset Printing Paper	7,038	10,198	690	656	902	727
Tissue Paper Products	1,551	1,840	843	-	-	-
Total	32,938	72,246	456	26,724	47,149	567

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $1.7 million, or 6.6%, to $24.3 million and accounted for 73.9% of total revenue for the third quarter of 2019, compared to $26.1 million, or 97.5% of total revenue, for the same period of last year. The Company sold 60,208 tonnes of CMP at an ASP of $404/tonne in the third quarter of 2019, compared to 46,247 tonnes at an ASP of $564/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP slightly increased by $0.1 million, or 0.6%, to $19.3 million, resulting from sales of 47,487 tonnes at an ASP of $407/tonne, during the third quarter of 2019, compared to revenue of $19.2 million, resulting from sales of 33,928 tonnes at an ASP of $566/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $1.8 million, or 26.8%, to $5.0 million, resulting from sales of 12,721 tonnes at an ASP of $394/tonne for the third quarter of 2019, compared to revenue of $6.8 million, resulting from sales of 12,319 tonnes at an ASP of $556/tonne for the same period of last year.

Revenue from offset printing paper increased by $6.4 million, or 973.5%, to $7.0 million for the third quarter of 2019, from $0.7 million for the same period of last year. The Company sold 10,198 tonnes of offset printing paper at an ASP of $690/tonne in the third quarter of 2019, compared to 902 tonnes at an ASP of $727/tonne in the same period of last year.

We produce tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the Dongfang Paper brand. We launched the complete line of processing base tissue paper with designated capacity of 15,000 tonnes/year, and producing finished tissue paper products with designated capacity of 10,000 tonnes/year. With the launch of PM8 in December 2018, the production and sales of tissue paper products have increased steadily in 2019. Revenue from tissue paper products was $1.6 million, 4.7% of the total revenues and resulting from sales of 1,840 tonnes at an ASP of $843/tonne, for the third quarter of 2019.

Gross Profit and Gross Margin

Total cost of sales increased by $2.1 million, or 8.2%, to $27.6 million for the third quarter of 2019 from $25.5 million for the same period of last year. Overall cost of sales per tonne was $382 for the third quarter of 2019, compared to $540 for the same period of last year. The decrease in overall cost of sales per tonne was mainly due to decreased material costs, especially lower average unit purchase costs of recycled paper board and recycled white scrap paper, which decreased by 44.4% and 44%, respectively, in the third quarter of 2019. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $347, $332, $461, and $1,171, respectively, for the third quarter of 2019, compared to $539, $528, $751 and $nil, respectively, for the same period of last year.

Gross profit increased by $4.1 million, or 326.8%, to $5.4 million for the third quarter of 2019 from $1.3 million for the same period of last year. Overall gross margin was 16.3% for the third quarter of 2019, compared to 4.7% for the same period of last year. The increase in gross profit and gross margin were mainly related to the decrease in average cost of sales per tonne for CMP and offset printing paper, which was attributable to the lower average unit purchase costs of recycled paper board and recycled white scrap paper used as raw material for CMP products and offset printing paper products. Gross margins for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were 14.7%, 15.9%, 33.3%, and negative 38.9%, respectively, for the third quarter of 2019, compared to 4.9%, 5.1%, negative 3.3%, and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.8 million, or 28.5%, to $2.0 million for the third quarter of 2019 from $2.8 million for the same period of last year. The decrease was mainly related to less repair and maintenance costs incurred for the third quarter of 2019 as all of our production resumed since the first quarter of 2019, compared to the same period in 2018 that production was suspended and additional repair and maintenance costs incurred. As a percentage of total revenue, SG&A was 6.1% for the third quarter of 2019, compared to 10.6% for the same period of last year.

Income (loss) from Operations

Income from operations was $3.3 million for the third quarter of 2019, compared to loss from operations of $1.6 million for the same period of last year. The increase in income from operations was primarily due to substantial increase in gross profit combined with decreased SG&A expenses this year as discussed above. Operating margin was 10.2% for the third quarter of 2019, compared to operating loss margin of 5.9% for the same period of last year.

Net Income

Net income was $2.3 million, or $0.11 per basic and diluted share, for the third quarter of 2019, compared to net loss of $1.4 million, or $0.07 loss per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $7.1 million for the third quarter of 2019, compared to $1.9 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2019	2018
Net income (loss)	2.34	-1.40
Add: Income tax	0.77	-0.54
Net interest expense	0.24	0.37
Depreciation and amortization	3.76	3.46
EBITDA	7.11	1.89

Nine Months Ended September 30, 2019 Financial Results

	For the Nine Months Ended September 30,
($ millions)	2019	2018	% Change
Revenues	84.01	61.76	36.0%
Regular Corrugating Medium Paper (“CMP”)*	52.44	43.43	20.7%
Light-Weight CMP**	13.69	13.10	4.5%
Offset Printing Paper	13.27	5.21	154.7%
Tissue Paper Products	4.60	0.00	NM
Digital Photo Paper	0.00	0.01	NM

Gross profit	8.09	3.58	126.0%
Gross margin	9.6%	5.8%	-3.8 pp
Regular Corrugating Medium Paper (“CMP”)*	8.4%	6.6%	-1.8 pp
Light-Weight CMP**	7.1%	5.1%	-2.0 pp
Offset Printing Paper	29.8%	0.8%	29.0 pp
Tissue Paper Products	-27.0%	N/A	NM

Operating income (loss)	0.71	-6.10	111.6%
Net income (loss)	0.07	-5.38	101.2%
EBITDA	12.55	5.05	148.5%
Basic and Diluted earnings per share	0.003	-0.25	101.2%

*	Products from PM6
**	Products from PM1
***	pp represents percentage points

Revenue

For the nine months ended September 30, 2019, total revenue increased by $22.2 million, or 36%, to $84 million from $61.8 million for the same period of last year. The increase in total revenue was mainly due to increase in sales volume of CMP, offset printing paper and tissue paper products, which was partially offset by the decrease in ASP of CMP and offset printing paper. Total sales volume of CMP, offset printing paper and tissue paper products during the period increased by 72% to 177,956 tonnes, compared to 103,446 tonnes sold during the same period of 2018.

The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2019 and 2018, respectively:

	For the Nine Months Ended September 30,
	2019			2018
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	52,440	121,774	431	43,434	74,141	586
Light-Weight CMP	13,693	32,728	418	13,101	23,114	567
Offset Printing Paper	13,275	18,757	708	5,212	6,191	842
Tissue Paper Products	4,600	4,697	979	-	-	NM
Total	84,008	177,956	472	61,761	103,446	597

Revenue from CMP, including both regular CMP and light-Weight CMP increased by $9.6 million, or 17%, to $66.1 million, and accounted for 78.7% of total revenue for the nine months ended September 30, 2019, compared to $56.5 million, or 91.6% of total revenue for the same period of last year. The Company sold 154,502 tonnes of CMP at an ASP of $428/tonne in the nine months ended September 30, 2019, compared to 97,255 tonnes at an ASP of $581/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $9 million, or 20.7%, to $52.4 million, resulting from sales of 121,774 tonnes at an ASP of $431/tonne during the nine months ended September 30, 2019, compared to revenue of $43.4 million, resulting from sales of 74,141 tonnes at an ASP of $586/tonne for the same period of last year. Revenue from light-weight CMP increased by $0.6 million, or 4.5%, to $13.7 million, resulting from sales of 32,728 tonnes at an ASP of $418/tonne for the nine months ended September 30, 2019, compared to revenue of $13.1 million, resulting from sales of 23,114 tonnes at an ASP of $567/tonne for the same period of last year.

Revenue from offset printing paper increased by $8.1 million, or 154.7%, to $13.3 million for the nine months ended September 30, 2019 from $5.2 million for the same period of last year. The Company sold 18,757 tonnes of offset printing paper at an ASP of $708/tonne in the nine months ended September 30, 2019, compared to 6,191 tonnes at an ASP of $842/tonne in the same period of last year.

Revenue from tissue paper products was $4.6 million for the nine months ended September 30, 2019, resulting from sales of 4,697 tonnes of tissue paper products at an ASP of $979/tonne in the nine months ended September 30, 2019.

Gross Profit and Gross Margin

Total cost of sales increased by $17.8 million, or 30.5%, to $75.9 million for the nine months ended September 30, 2019 from $58.2 million for the same period of last year. The increase in overall cost of sales was mainly a result of the increase in sales volume, partially offset by the decrease of cost of recycled paper board and recycled white scrap paper. Average cost of sales per tonne for regular CMP, light-weight CMP and offset printing paper decreased by 28%, 27.7% and 40.5%, respectively. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $394, $389, $497, and $1,244, respectively, for the nine months ended September 30, 2019, compared to $547, $538, $835, and $nil, respectively, for the same period of last year.

Total gross profit increased by $4.5 million, or 126%, to $8.1 million for the nine months ended September 30, 2019 from $3.6 million for the same period of last year. The increase was mainly due to (i) the increase in quantities sold of CMP, offset printing paper, tissue paper and (ii) the decrease of material purchase price of CMP and offset printing paper, partially offset by the decrease of ASP of these products. Overall gross margin decreased by 3.8 percentage points to 9.6% for the nine months ended September 30, 2019 from 5.8% for the same period of last year. Gross margins for regular CMP, light-weight CMP, offset printing paper and tissue paper products were 8.4%, 7.1%, 30.0% and negative 27.0%, respectively, for the nine months ended September 30,2019, compared to 6.6%, 5.1%, 0.8%, and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

SG&A expenses decreased by $2.3 million, or 23.3%, to $7.4 million for the nine months ended September 30, 2019 from $9.7 million for the same period of last year. As a percentage of total revenue, SG&A expenses was 8.8% for the nine months ended September 30, 2019, compared to 15.7% for the same period of last year.

Income from Operations

Income from operations was$0.7 million for the nine months ended September 30, 2019, compared to loss from operations of $6.1 million for the same period of last year. Operating margin was 0.8% for the nine months ended September 30, 2019, compared to operating loss margin of 9.9% for the same period of last year.

Net Income

Net Income increased by $5.4 million, or 101.2%, to $0.07 million, or earnings per basic and diluted share of $0.003, for the nine months ended September 30, 2019. This compared to net loss of $5.4 million, or loss per basic and diluted share of $0.25, for the same period of last year.

EBITDA

EBITDA increased by $7.5 million, or 148.5%, to $12.6 million for the nine months ended September 30, 2019 from $5.1 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2019	2018
Net income (loss)	0.07	-5.38
Add: Income tax	0.21	-1.63
Net interest expense	0.73	1.18
Depreciation and amortization	11.55	10.87
EBITDA	12.55	5.05

Cash, Liquidity and Financial Position

As of September 30, 2019, the Company had cash and bank balances, short-term debt (including short-term bank loans, current portion of long-term loans from credit union and related party loans) and long-term debt (including loans from credit union and related party loans) of $4.8 million, $7.4 million and $8.8 million, respectively, compared to $8.5 million, $14.3 million, and $6.9 million, respectively, at the end of 2018.

Net accounts receivable was $2.8 million as of September 30, 2019, compared to $2.9 million as of December 31, 2018. Net inventory was $7.0 million as of September 30, 2019, compared to $2.9 million at the end of 2018. As of September 30, 2019, the Company had current assets of $20.6 million and current liabilities of $61.0 million, resulting in a working capital deficit of $40.4 million. This compared to current assets of $24.2 million, current liabilities of $29.6 million and working capital deficit of $5.5 million at the end of 2018.

Net cash provided by operating activities was $4.6 million for the nine months ended September 30, 2019, compared to net cash provided by operating activities of $1.8 million for the same period of last year. Net cash used in investing activities was $6.4 million for the nine months ended September 30, 2019, compared to $1.8 million for the same period of last year. Net cash used in financing activities was $5.2 million for the nine months ended September 30, 2019, compared to net cash provided by financing activities of $0.8 million for the same period of last year.

Recent development

On October 31, 2019, the shareholders of the Company at the Company’s Annual Shareholders General Meeting adopted and approved the 2019 Omnibus Equity Incentive Plan of IT Tech Packaging, Inc. (the “2019 ISP”). Under the 2019 ISP, the Company has reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made to the directors, officers, employees and/or consultants of the Company and its subsidiaries.

Earnings Conference Call

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “IT Tech Packaging Third Quarter 2019 Earnings Conference Call.”

Date:	Friday, November 8, 2019
Time:	8:00 am EST
International Toll Free:	United States: +1-866-519-4004 Mainland China: 400-620-8038 Hong Kong: 800-906-601 International: +65-6713-5090
Conference ID:	1585869

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at: https://edge.media-server.com/mmc/p/2ssokezr .

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am EST on November 8, 2019 to 7:59 am EST on November 16, 2019. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the passcode 1585869 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:
Melody Shi, CPA

EverGreen Consulting Inc.
Email: ir@changqingconsulting.com

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019 AND DECEMBER 31, 2018

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS

Current Assets
Cash and bank balances	$4,805,861	$8,474,809
Restricted cash	-	3,642,616
Accounts receivable (net of allowance for doubtful accounts of $56,638 and $58,707 as of September 30, 2019 and December 2018, respectively)	2,775,304	2,876,632
Inventories	7,010,419	2,923,516
Prepayments and other current assets	5,982,730	6,241,299

Total current assets	20,574,314	24,158,872

Property, plant, and equipment, net	153,108,508	167,829,716
Value-added tax recoverable	2,620,515	2,810,331
Deferred tax asset non-current	9,827,679	8,277,091
Other non-current assets	45,273,629	-

Total Assets	$231,404,645	$203,076,010

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,362,312	$11,802,075
Current portion of long-term loans from credit union	311,046	2,491,549
Accounts payable	857,218	629,054
Advance from customers	83,315	-
Notes payable	-	3,642,616
Due to related parties	766,544	413,336
Accrued payroll and employee benefits	239,501	213,536
Other payables and accrued liabilities	51,062,036	10,222,796
Income taxes payable	1,332,680	219,305

Total current liabilities	61,014,652	29,634,267

Loans from credit union	6,701,636	4,706,259
Loans from a related party	2,120,771	2,185,569

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $67,168,878 and $34,008,908 as of September 30, 2019 and December 31, 2018, respectively)	69,837,059	36,526,095

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 22,054,816 shares issued	22,684	22,360
Additional paid-in capital	51,154,544	51,137,319
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(8,329,334)	(3,263,952)
Retained earnings	112,639,118	112,573,614

Total stockholders’ equity	161,567,586	166,549,915

Total Liabilities and Stockholders’ Equity	$231,404,645	$203,076,010

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues	$32,937,917	$26,723,657	$84,008,157	$61,761,041

Cost of sales	(27,563,185)	(25,464,314)	(75,917,762)	(58,181,584)

Gross Profit	5,374,732	1,259,343	8,090,395	3,579,457

Selling, general and administrative expenses	(2,024,547)	(2,829,933)	(7,413,879)	(9,670,992)
Gain (Loss) from disposal of property, plant and equipment	-	237	-	(10,026)
Gain on acquisition of a subsidiary	(879)	-	30,518	-

Income (Loss) from Operations	3,349,306	(1,570,353)	707,034	(6,101,561)

Other Income (Expense):
Interest income	1,413	5,222	61,787	32,641
Subsidy income	(2,800)	(5,786)	233,488	244,723
Interest expense	(236,987)	(372,276)	(731,027)	(1,183,269)

Income (Loss) before Income Taxes	3,110,932	(1,943,193)	271,282	(7,007,466)

Provision for Income Taxes	(772,905)	538,231	(205,780)	1,626,222

Net Income (Loss)	2,338,027	(1,404,962)	65,502	(5,381,244)

Other Comprehensive Loss
Foreign currency translation adjustment	(4,810,379)	(6,994,097)	(5,065,382)	(9,222,113)

Total Comprehensive Loss	$(2,472,352)	$(8,399,059)	$(4,999,880)	$(14,603,357)

Earnings (Losses) Per Share:

Basic and Diluted Earnings (Losses) per Share	$0.11	$(0.07)	$0.003	$(0.25)

Outstanding – Basic and Diluted	22,028,171	21,450,316	22,028,171	21,450,316

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018

Cash Flows from Operating Activities:
Net income	$65,502	$(5,381,244)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,547,650	10,873,536
Loss from disposal and impairment of property, plant and equipment	-	10,026
Allowance for bad debts	(339)	(11,444)
Gain on acquisition of a subsidiary	(30,518)	-
Deferred tax	(1,853,728)	(1,629,706)
Changes in operating assets and liabilities:
Accounts receivable	16,894	572,184
Prepayments and other current assets	185,780	(3,528,818)
Inventories	(4,307,754)	3,562,834
Accounts payable	254,749	(354,689)
Advance from customers	85,993	-
Notes payable	(3,648,250)	(2,294,280)
Related parties	367,277	114,714
Accrued payroll and employee benefits	33,334	(35,419)
Other payables and accrued liabilities	726,564	437,532
Income taxes payable	1,155,880	(525,502)
Net Cash Provided by Operating Activities	4,599,034	1,809,724

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(4,917,650)	(1,812,280)
Acquisition of a subsidiary	(1,531,531)	-

Net Cash Used in Investing Activities	(6,449,181)	(1,812,280)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	4,588,559
Repayments of related party loans	-	(9,177,118)
Proceeds from short term bank loans	3,940,110	9,635,974
Proceeds from credit union loans	2,334,880
Repayment of bank loans	(11,499,285)	(4,282,655)

Net Cash (Used in) Provided by Financing Activities	(5,224,295)	764,760

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(237,122)	(677,172)

Net (Decrease) Increase in Cash and Cash Equivalents	(7,311,564)	85,032

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	12,117,425	9,017,427

Cash, Cash Equivalents and Restricted Cash - End of Period	$4,805,861	$9,102,459

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$659,613	$1,409,695
Cash paid for income taxes	$888,881	$522,547

Cash and bank balances	4,805,861	5,468,315
Restricted cash	-	3,634,144
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	4,805,861	9,102,459